Annual Shareholder Meeting Results:
The Fund held its annual meeting of shareholders on June 2, 2015. Shareholders voted as indicated below:

	Affirmative	Withheld Authority
Dividend, Interest & Premium Strategy:
Re-election of Hans W. Kertess – Class I to serve until the annual meeting for the 2018-2019 fiscal year	81,130,645	2,031,668
Re-election of William B. Ogden, IV – Class I to serve until the annual meeting for the 2018-2019 fiscal year	81,162,778	1,999,536
Election of James S. MacLeod – Class I to serve until the annual meeting for the 2018-2019 fiscal year	81,216,871	1,945,442
Election of Julian Sluyters† - Class I to serve until the annual meeting for the 2018-2019 fiscal year	81,268,084	1,894,229
Election of Susan M. King† - Class II to serve until the annual meeting for the 2016-2017 fiscal year	81,143,414	2,018,899
Election of F. Ford Drummond – Class III to serve until the annual meeting for the 2017-2018 fiscal year	81,301,178	1,861,136
Election of Davey S. Scoon – Class III to serve until the annual meeting for the 2017-2018 fiscal year	81,187,836	1,974,477

The other members of the Board of Trustees at the time of this meeting, namely, Ms. Deborah A. DeCotis and Messrs. Alan Rappaport, James A. Jacobson, Bradford K. Gallagher continued to serve as Trustees of the Fund.

† Interested Trustee